Exhibit 99.2

Contact: John Jordan
Director of Investor Relations
508-541-8800, ext. 145

PLC SYSTEMS REPORTS FOURTH QUARTER FINANCIAL RESULTS

— 18 Percent Increase in Domestic TMR Disposable Kit Shipments —

Franklin, MA, March 15, 2006 – PLC Systems Inc. (AMEX: PLC), a worldwide leader in cardiac laser techonologies, today reported financial results for the three months and year ended December 31, 2005.

Total revenues for the fourth quarter of 2005 were $1,811,000 compared with $2,262,000 for the fourth quarter of 2004. The net loss for the quarter ended December 31, 2005 was $397,000, or $0.01 per share, compared to net income of $204,000, or $0.01 per share, for the quarter ended December 31, 2004. Fourth quarter 2004 results were positively impacted by the initial shipments of the Optiwave 980 cardiac lasers to Edwards Lifesciences (NYSE:EW) as well as a $56,000 reduction in accrued liabilities for past clinical trial obligations no longer deemed necessary.

Total revenues for the year ended December 31, 2005 were $7,636,000 compared to total revenues of $7,573,000 for the year ended December 31, 2004. The net loss for 2005 was $1,268,000, or $.04 per share, compared to a net loss of $833,000, or $.03 per share, for the year ended December 31, 2004. During 2005, PLC increased research and development expenditures related to its new strategic growth initiative, which contributed to an increased net loss for the Company year over year.

“We continue to see steady growth in TMR kit shipments,” stated Mark R. Tauscher, president and chief executive officer of PLC Systems. “In fact, there was an 18 percent increase in U.S. TMR kit shipments in this year’s fourth quarter when compared to last year’s fourth quarter. The fourth quarter 2005 was the third consecutive quarter of 500 or greater kits shipped by Edwards to U.S. hospitals.”

During the fourth quarter of 2005, a total of 555 disposable kits were shipped to hospitals worldwide, which is an increase of 15 percent over worldwide disposable kit shipments in the fourth quarter of 2004. Edwards Lifesciences delivered 538 of these disposable kits to United States hospitals and PLC shipped an additional 17 disposable kits to international hospitals. A total of 483 disposable kits were delivered worldwide during the fourth quarter of 2004.

During the fourth quarter of 2005, four new and four redeployed CO2 Heart Lasers 2 (HL2) were delivered to United States hospitals through Edwards. PLC ended the fourth quarter of 2005 with 183 CO2 Heart Lasers located at heart centers throughout the U.S., comprised of 141 HL2 customers and 42 HL1 customers.

In a separate news release PLC Systems announced today that it had reached agreement with Edwards Lifesciences to modify the original Optiwave 980 cardiac laser ablation system contract. As a result of the new agreement, PLC will receive $1.5 million in consideration for transferring to Edwards the Optiwave 980 disposable handpiece manufacturing and development rights and will also receive a royalty on future Optiwave 980 disposable handpiece revenue to a maximum of $1.7 million.

In conjunction with announcing its fourth quarter results, PLC Systems will be hosting a conference call today, March 15, at 11:00 a.m. Eastern Time. The call may be joined via telephone by dialing (866) 700-7101 at least five minutes prior to the start of the call. The passcode is: 49364083. A live Webcast of the call will be available and accessible at the investor relations section of the Company’s website at www.plcmed.com. A recording of the conference call will be available for the next month on PLC’s website.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward looking statements.

While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including we may not earn royalties under the modified business agreement with Edwards, our new strategic growth initiative may not result in saleable products, we may be unable to successfully develop or manufacture products under our agreements with Edwards; Edwards may decide not to pursue or continue the sales and marketing activities for these products; Edwards may be unsuccessful in selling these products,  operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, we may be unable to convince health care professionals and third party payers of the medical and economic benefits of the CO2 Heart Lasers, and there can be no assurance that all payers will reimburse health care providers who perform TMR procedures or that reimbursement, if provided, will be adequate, and additional risk factors described in our Report on Form 10-K for the year ended December 31, 2004, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC and CO2 Heart Laser are trademarks of PLC Systems Inc.

Edwards Lifesciences, Edwards, and Optiwave 980 are trademarks of Edwards Lifesciences Corporation.

PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues:
Product sales – Edwards	$1,278	$1,720	$5,476	$5,328
Product sales – other	159	156	621	654
Service fees – Edwards	327	317	1,311	1,322
Service fees – other	47	69	228	269
Total revenues	1,811	2,262	7,636	7,573

Cost of revenues:
Product sales – Edwards	485	703	2,064	1,987
Product sales – other	48	99	252	359
Service fees – Edwards	142	130	577	556
Service fees – other	58	74	173	167
Total cost of revenues	733	1,006	3,066	3,069

Gross profit	1,078	1,256	4,570	4,504

Operating expenses:
Selling, general and administrative	820	587	3,336	3,329
Research and development	720	469	2,750	2,130
Total operating expenses	1,540	1,056	6,086	5,459

Income (loss) from operations	(462)	200	(1,516)	(955)

Other income, net	65	37	248	175

Income (loss) before income taxes	(397)	237	(1,268)	(780)

Provision for income taxes	—	33	—	53

Net income (loss)	$(397)	$204	$(1,268)	$(833)

Basic and diluted income (loss) per share	$(0.01)	$0.01	$(0.04)	$(0.03)

Average shares outstanding:
Basic	30,079	30,062	30,074	30,025
Diluted	30,079	30,802	30,074	30,025

CONDENSED BALANCE SHEET

	December 31, 2005	December 31, 2004
Cash and short-term investments	$9,460	$9,678
Total current assets	12,008	12,787
Total assets	12,467	13,327
Total current liabilities	3,044	2,129
Shareholders’ equity	5,543	6,829